Exhibit 99.1

FIRST KEYSTONE ANNOUNCES

FIRST QUARTER 2016 EARNINGS

Berwick, Pennsylvania – April 29, 2016 - First Keystone Corporation (OTC Pink: FKYS), parent company of First Keystone Community Bank, reported net income of $2,176,000 for the three month period ended March 31, 2016. Net income for the period was lower than the same period last year by $273,000 due mainly to a reduction in net investment securities gains. Those gains were lower by $478,000. Net income and dividends per share were $0.39 and $0.27, respectively.

Net interest income was lower by 0.9% due primarily to an increase in interest paid on deposits, as interest bearing deposits increased by $54,198,000, or 9.8%. Also, the bank earned a larger share of its interest income from tax-exempt investments, which accounts for the lower overall tax rate in the first quarter of 2016. The effective tax rate in the first quarter of 2016 was 14.2% while in 2015 it was 20.5%.

Non-interest income, after adjusting for net investment securities gains, was $79,000 lower in 2016 as compared to 2015. Residential mortgage underwriting declined in the first quarter of 2016 and was responsible for the majority of the decrease in non-interest income.

Non-interest expense declined by $143,000, or 2.7%. Savings were achieved in salaries and employee benefits, occupancy and furniture and equipment expenses, among others.

Total assets increased to $980,826,000 as of March 31, 2016, an increase of $54,440,000, or 5.9% as compared to March 31, 2015. Net loans increased by $11,679,000 or 2.3%. Total deposits increased to $725,899,000. Shareholders’ equity increased to $113,581,000 as of March 31, 2016, an increase of 4.6% compared to the first quarter of 2015. The increase was a result of the issuance of common stock within the dividend reinvestment program and an increase in retained earnings.

During the quarter, the Bank moved its website to a new domain, www.fkc.bank. To help secure our customers’ confidential information, we invested in this latest strategy to thwart malicious actors on the internet. When using the Bank’s new ‘.bank’ web address, clients and potential customers can have greater assurance that they are dealing with a trusted website. Please visit our site to learn more about First Keystone Community Bank.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.

First Keystone Community Bank provides innovative business and personal banking products that focus on “Yesterday’s Traditions. Tomorrow’s Vision.” First Keystone Community Bank recently celebrated its 150th anniversary being an independently owned community bank since 1864. The Bank currently operates offices in Columbia (5), Luzerne (8), Montour (1), and Monroe (4) counties.

Inquiries regarding the purchase of the Corporation’s stock may be made through the following brokers: RBC Dain Rauscher, 800-223-4207; Janney Montgomery Scott, Inc., 800-526-6397; Boenning & Scattergood, Inc., 800-883-8383; and Stifel Nicolaus & Co. Inc., 800-223-6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks, changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact Matthew P. Prosseda at 570-752-3671.